EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact:Wendy L. Simpson, CEO & President Pam Kessler, SVP & CFO (805) 981-8655

LTC ANNOUNCES AMENDED, EXTENDED
UNSECURED CREDIT AGREEMENT

WESTLAKE VILLAGE, CALIFORNIA, July 18, 2008 — LTC Properties, Inc. (NYSE:LTC) announced today that it had signed an amended and extended $80 million, three-year Unsecured Credit Agreement, dated July 17, 2008.  The Credit Agreement provides for the opportunity to increase the credit amount up to a total of $120 million.  The prior agreement did not have an expansion provision.

Bank of Montreal, Chicago Branch is the Administrative Agent, BMO Capital Markets, is Co-Lead Arranger and Book Manager, Key Bank National Association is Co-Lead Arranger and Syndication Agent, and Raymond James Bank, FSB and Royal Bank of Canada are additional lenders under the Unsecured Credit Agreement.

The Credit Agreement provides a revolving line of credit with no scheduled maturities other than the maturity date of July 17, 2011, and allows LTC to borrow at the same interest rates applicable to borrowings under its prior credit agreement.  As of July 17, 2008, LTC had no outstanding borrowings under the Unsecured Credit Agreement.

The Company is a self-administered real estate investment trust that primarily invests in long-term care and other health care related facilities through mortgage loans, facility lease transactions and other investments.  For more information on LTC Properties, Inc., visit the Company’s website at www.ltcproperties.com.